Exhibit 99.1

Tidelands Royalty Trust “B”

News Release

TIDELANDS ROYALTY TRUST “B”

ANNOUNCES FIRST QUARTER CASH DISTRIBUTION

DALLAS, Texas, March 20, 2012 – Tidelands Royalty Trust “B” (Pink Sheets: TIRTZ) (“Tidelands”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.112712 per unit, payable on April 13, 2012, to unitholders of record on March 30, 2012. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at

http://www.tirtz-tidelandsroyaltytrust.com/.

The distribution this quarter decreased to $0.112712 per unit from $0.202380 per unit last quarter. Royalties received this quarter as compared to the last quarter are down primarily due to a decrease in the price of gas and in the volume of gas produced. There was a slight increase in the price of oil offset by a decline in the production of oil. In addition, the distribution was negatively impacted by $0.06 per unit because Tidelands did not receive royalties from certain working interest owners until after the distribution amount for this quarter was declared.

Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.

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Contact:  Ron E. Hooper

Senior Vice President

U.S. Trust, Bank of America Private Wealth Management

Toll Free – 1.800.985.0794